EXHIBIT 99

INVESTOR CONTACT: Tom Paulson Vice President and Chief Financial Officer 763-540-1204	MEDIA CONTACT: Kathryn Lovik Director, Communications 763-540-1212

Tennant Company Reports Record Third Quarter Results

Revenue up 11%;

Breakthrough ech2o™ technology announced

MINNEAPOLIS, Minn., Oct. 23, 2007—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported record sales and earnings per share for the third quarter ended September 30, 2007. Net earnings totaled $11.0 million, or $0.57 per diluted share, on net sales of $161.3 million. In the comparable 2006 quarter, net earnings were $7.9 million, or $0.42 per diluted share, on net sales of $145.7 million.

Earnings for the 2007 third quarter include a previously announced charge for restructuring the worldwide workforce tied to Tennant’s operational excellence initiative. The Company’s action impacted approximately 2 percent of its employee base. The workforce restructuring charge totaled $1.7 million pretax, or $0.06 per diluted share, in the third quarter. Also included in the third quarter earnings was a previously announced one-time tax benefit relating to a reduction in valuation reserves, net of the impact of tax rate changes in foreign jurisdictions on deferred taxes. The net tax benefit was greater than originally announced in a September 26, 2007, news release and totaled $3.6 million, or $0.19 per diluted share. Together, the net effect of the restructuring charge and tax benefit was a positive $0.13 per diluted share in the 2007 third quarter.

Tennant Company President and CEO Chris Killingstad said, “The sales and earnings momentum we have experienced the past couple of years continued for Tennant in the 2007 third quarter. We are pleased to see revenue growth in all geographies and across all product lines. North America posted especially robust sales, up 10 percent over last year’s third quarter. Also, we are today announcing a breakthrough technology, ech2o, that cleans using electrically activated tap water. ech2o offers significant customer advantages including lower costs, ease of use and improved operator safety plus an environmentally friendly alternative to traditional cleaning methods. We are excited about the potential for ech2o, which bolsters our technology leadership in the cleaning industry and, importantly, continues our evolution and growth as a provider of environmental cleaning solutions.”

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2 – Tennant Reports 2007 Third Quarter Results

For the nine months ended September 30, 2007, Tennant Company announced net earnings of $27.3 million, or $1.42 per diluted share, on net sales of $481.6 million. That compares with net earnings of $21.5 million, or $1.14 per diluted share, on net sales of $432.1 million for the first nine months of 2006.

The Company remains focused on leveraging its cost structure and generating growth. Its strategic priorities remain: employing continuous process improvement; improving operational excellence through lean manufacturing initiatives and a global, low-cost sourcing platform; and growing revenues through innovative new products and service solutions, as well as through international market expansion.

Review of Results

Tennant’s consolidated net sales for the 2007 third quarter rose 10.7 percent, driven by volume gains as well as price increases. Favorable foreign currency exchange effects added approximately 3 percent to consolidated net sales for the quarter. For the first nine months of 2007, consolidated net sales increased 11.5 percent compared with the same period of 2006, with favorable foreign currency exchange effects contributing approximately 3 percent to net sales.

In North America, 2007 third quarter net sales totaled $104.7 million, up 10.3 percent versus the prior year quarter. The gains stemmed from higher sales to our national accounts and through our distribution network as well as volume growth from new products and price increases. For the first nine months of 2007, net sales in North America increased 8.0 percent to $309.0 million. Foreign currency exchange effects on North America sales were negligible in both the 2007 third quarter and nine month periods.

In Europe, third quarter net sales increased to $39.5 million, up 10.3 percent from the prior year period, with favorable foreign currency exchange effects contributing approximately 8 percent to net sales. The Hofmans outdoor product line continues to perform well, contributing to organic growth in the quarter. These gains were partially offset by lower sales in the United Kingdom. Year to date net sales in Europe increased 16.8 percent to $120.5 million. Favorable foreign currency exchange effects added approximately 9 percent to sales in Europe for the 2007 nine month period.

In Tennant’s Other International markets, 2007 third quarter net sales rose 14.0 percent to $17.1 million versus the comparable 2006 quarter. Favorable foreign currency exchange effects benefited net sales by approximately 5 percent. Expanded market coverage in Brazil and volume growth in Australia and the Middle East, as well as price increases in certain markets, drove the gains. Year to date, Other International sales increased 21.4 percent to $52.1 million compared with the 2006 nine month period. Favorable foreign currency exchange effects added approximately 3 percent to net sales in Other International markets in the first nine months of 2007.

Tennant’s gross profit margin was 41.4 percent for the 2007 third quarter compared with 41.6 percent in the prior year quarter. Margins were constrained by costs associated with the manufacturing footprint consolidation, China expansion and integrating the Hofmans acquisition, but benefited from positive foreign currency effects. Additionally, cost-reduction initiatives and price increases were not enough to offset higher costs for raw material and certain purchased components, especially batteries. Year to date gross profit margin was 41.8 percent versus 42.4 percent in the prior year period. “Given the material cost pressures we’ve faced and the investments we’ve made this year, we are encouraged by our margin levels, and we will continue to strive for improvement,” said Killingstad.

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3 – Tennant Reports 2007 Third Quarter Results

For the quarter, selling and administrative expenses, including the restructuring charge, totaled $50.9 million, or 31.6 percent of sales, versus $45.2 million, or 31.0 percent of sales, in the 2006 third quarter. Excluding the restructuring costs, selling and administrative expenses totaled $49.2 million, or 30.5 percent of sales. The $1.7 million of restructuring costs primarily consists of severance payments, outplacement benefits and recruiting costs. Tennant announced in September that approximately 60 positions would be restructured to better match skill sets and talent in evolving functional areas that are critical to successful execution of the Company’s strategic priorities. The total cost of the restructuring is estimated to be $2.5 million, with $0.6 million, or $0.02 per diluted share, expected in the fourth quarter of 2007 and the remaining $0.2 million, or $0.01 per diluted share, expected in the first quarter of 2008.

Tennant’s operating profit was $10.0 million compared to $9.9 million in the 2006 third quarter. In addition to the restructuring charge, costs of the China expansion and manufacturing footprint consolidation were $0.7 million pretax, or $0.03 per diluted share. Third quarter operating margin, including the restructuring charge, was 6.2 percent; and excluding the restructuring charge, it was 7.3 percent. Said Killingstad, “We are on track to meet our stated goal of reaching an operating margin of 9.5 percent at the end of 2008.”

New Technology

In a separate announcement today, Tennant unveiled ech2o, a category-changing cleaning technology that electrically activates plain tap water, making it behave like a general purpose detergent without any added chemicals. ech2o starts as water and ends as water. Its effectiveness has been independently proven to be the same as or better than other general purpose cleaners, without the environmental impact and health issues associated with producing, packaging, transporting, using and disposing of traditional cleaning chemicals. This patent-pending technology will be available on several models of Tennant and Nobles branded cleaning machines.

Said Killingstad, “We are very pleased to be the first in our market with this remarkable technology. We expect sales of ech2o to ramp in the spring of 2008.”

Business Outlook

The Company now anticipates net earnings of $1.88 to $1.96 per diluted share, compared with $1.57 per diluted share in 2006. The Company’s guidance has been increased by $0.10 per diluted share as the net tax benefit was greater than previously announced in September. This guidance includes the impact of the restructuring charge and tax benefit, as well as the approximately $3.5 million to $4.0 million pretax, or $0.15 to $0.17 per diluted share, of expense related to the Company’s ongoing China expansion and manufacturing footprint consolidation initiatives. The North America footprint consolidation is now essentially complete. The earnings guidance range excludes any potential gain from the Maple Grove facility sale, which management expects to occur in the 2007 fourth quarter. While the Company cannot at this time estimate the impact of the sale because of the uncertainty of the transaction price, the Company anticipates a gain on the sale.

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4 – Tennant Reports 2007 Third Quarter Results

Conference Call Today

Tennant will host a conference call to discuss its third quarter results today, October 23, 2007, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying presentation will be available via webcast on the investor portion of Tennant’s website. To listen to the call live and view the accompanying presentation on the web, go to www.tennantco.com and click on About, Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our materials and products bought and sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; the price and timing of the sale of our Maple Grove, Minn., manufacturing facility; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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5 – Tennant Reports 2007 Third Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2007	2006	2007	2006

Net sales	$161.3	$145.7	$481.6	$432.1
Cost of sales	94.5	85.1	280.1	248.9
Gross profit	66.8	60.6	201.5	183.2
Gross margin	41.4%	41.6%	41.8%	42.4%

Research and development expenses	5.9	5.5	17.4	16.2
Selling and administrative expenses	50.9	45.2	149.8	137.8
Total operating expenses	56.8	50.7	167.2	154.0

Profit from operations	10.0	9.9	34.3	29.2
Operating margin	6.2%	6.8%	7.1%	6.8%

Interest income, net	0.2	0.2	0.7	1.4
Other income (expense)	1.0	1.0	1.8	1.1

Earnings before income taxes	11.2	11.1	36.8	31.7
Income tax expense	0.2	3.2	9.5	10.2

Net earnings	$11.0	$7.9	$27.3	$21.5

Basic EPS	$0.59	$0.43	$1.46	$1.16

Diluted EPS	$0.57	$0.42	$1.42	$1.14

Average number of diluted shares	19.2	19.0	19.2	18.9

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2007	2006	% of Change	2007	2006	% of Change
North America	$104.7	$94.9	10.3%	$309.0	$286.0	8.0%
Europe	39.5	35.8	10.3%	120.5	103.2	16.8%
Other International	17.1	15.0	14.0%	52.1	42.9	21.4%

Total	$161.3	$145.7	10.7%	$481.6	$432.1	11.5%

(1)	Net of intercompany sales.

6 – Tennant Reports 2007 Third Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2007	2006
	Sept. 30	Dec. 31	Sept. 30
ASSETS
Cash and cash equivalents	$23.9	$31.0	$35.1
Short-term investments	7.9	14.3	10.0
Net receivables	114.7	116.3	101.2
Inventories	63.5	61.0	61.4
Deferred income taxes and other current assets	16.4	12.8	12.0

Total current assets	226.4	235.4	219.7

Net property, plant, and equipment	94.9	82.8	75.9
Deferred income taxes, long-term portion	5.1	1.6	2.2
Goodwill and other intangible assets	34.1	30.9	30.4
Other assets	7.2	3.6	1.3

Total assets	$367.7	$354.3	$329.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$2.7	$1.8	$2.3
Accounts payable, employee compensation and benefits and other current liabilities	85.3	93.0	77.7

Total current liabilities	88.0	94.8	80.0

Long-term debt	1.2	1.9	1.8
Employee-related benefits	27.3	27.1	27.6
Deferred income taxes, long-term portion	6.9	0.8	0.9
Shareholders’ equity	244.3	229.7	219.2

Total liabilities and shareholders’ equity	$367.7	$354.3	$329.5

7 – Tennant Reports 2007 Third Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions	Nine Months Ended Sept. 30
	2007	2006
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$27.3	$21.5

Adjustments to net earnings to arrive at operating cash flows:
Depreciation	12.6	10.1
Amortization	0.4	0.3
Deferred tax expense (benefit)	1.3	(0.7)
Stock-based compensation expense	2.5	2.5
ESOP expense	(0.5)	(0.4)
Provision for bad debt and returns	1.7	0.5
Changes in operating assets and liabilities:
Accounts receivable	1.0	4.9
Inventories	0.6	(4.7)
Accounts payable	(4.6)	(2.2)
Employee compensation and benefits and other accrued expenses	(8.0)	(6.4)
Income taxes payable/prepaid	(1.4)	(0.6)
Other current/noncurrent assets and liabilities	(3.4)	0.7
Other, net	1.9	2.2
Net cash flows related to operating activities	31.4	27.7

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(23.8)	(13.2)
Proceeds from disposals of property, plant and equipment	0.3	0.7
Acquisitions, net of cash acquired	(2.6)	(8.5)
Purchases of short-term investments	(7.9)	(10.0)
Sale of short-term investments	14.2	—
Net cash flows related to investing activities	(19.8)	(31.0)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Payments on capital leases	(1.8)	(1.5)
Proceeds from issuance of short-term debt	0.2	—
Proceeds from issuances of common stock	7.7	6.7
Tax benefit on stock plans	2.2	0.9
Purchases of common stock	(20.5)	(2.8)
Dividends paid	(6.8)	(6.3)
Net cash flows related to financing activities	(19.0)	(3.0)

Effect of exchange rates on cash	0.3	0.1

Net increase in cash and cash equivalents	(7.1)	(6.2)

Cash and cash equivalents at beginning of year	31.0	41.3

Cash and cash equivalents at end of period	$23.9	$35.1

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